Exhibit 99.1
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                                               777 E. Wisconsin Ave., Suite 1400
                                                            Milwaukee, WI  53202
                                                                             USA
                                                 414.212.5200  Fax: 414.212.5279
News Release

                                                                        Rockwell
                                                                      Automation

                                                  Contact:           Steve Smith
                                                        Corporate Communications
                                                             Rockwell Automation
                                                                    414-212-5260

Rockwell Automation Names Director Nominees for Election at 2003 Annual
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Shareowners Meeting
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MILWAUKEE (Dec. 4, 2002) - Rockwell Automation (NYSE: ROK) designated Betty C. Alewine, J. Michael Cook, Verne G. Istock and David B. Speer as nominees for election to the Board of Directors, with terms expiring in 2006. The election will take place at the Rockwell Automation 2003 Annual Meeting of Shareowners to be held Feb. 5, 2003.
        Alewine and Cook are current directors of Rockwell Automation. Istock and Speer are new nominees to fill the vacancies in the Board of Directors that will be created by the retirement of John D. Nichols and the increase in the size of the Board from nine to 10.
        Nichols' retirement will become effective immediately prior to the 2003 Annual Meeting. The other six directors will continue on the Board.

    o Istock is Retired Chairman and President of Bank One Corp. He is a director of Kelly Services, Inc. and Masco Corp.
    o Speer is Executive Vice President at Illinois Tool Works and is on the Board of CoVest Bancshares.

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Rockwell Automation
Director Nominees
Page 2


    o Alewine, Retired President and Chief Executive Officer of COMSTAT Corp., has been a director since 2000. She is a member of the Audit and the Technology, Environmental & Social Responsibility Committees of the Board.
    o Cook, Retired Chairman and Chief Executive Officer of Deloitte & Touche LLP, has been a director since 2000. He is Chairman of the Audit Committee and a member of the Board Composition & Governance Committee of the Board.
        Shareowners may propose a nominee for the new director position to be created by the increase in the size of the Board. Nominees need to be submitted in writing by Dec. 15, 2002 to the Rockwell Automation Secretary: 777 East Wisconsin Ave., Suite 1400, Milwaukee, WI 53202. The notice must give the candidate's name, biographical data and qualifications. It must also include a written statement from the individual of his or her consent to be named as a director nominee and to serve as a director if elected.
        Rockwell Automation, Inc. is a leading global provider of industrial automation power, control and information solutions that help customers meet their manufacturing productivity objectives. The company brings together leading brands in industrial automation for Complete Automation solutions, including Allen-Bradley controls and services, Dodge mechanical power transmission products, Reliance Electric(TM) motors and drives, and Rockwell Software factory management software. The company also is a leading provider of contact management technologies and applications that help companies more efficiently manage interaction with their own customers. Headquartered in Milwaukee, Wisconsin, the company employs about 22,000 people serving customers in more than 80 countries.
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